MjLink Secures Funding for New Cannabis Conferences

DENVER, CO – May 24, 2019 - MjLink.com, Inc., a wholly owned subsidiary of Social Life Network, Inc. (OTCQB: WDLF), announced today that the parent company has signed an funding agreement with Tangiers Global, LLC.

The funding provided by Tangiers Global, LLC is a bridge loan facility with a face value of $252,000 pursuant to which it issued a 10% fixed price convertible promissory note. The proceeds of this bridge loan facility will be used for working capital to fund future national growth of the new MjMicro Conference presented by our wholly owned subsidiary, MjLink.com, Inc.

The MjMicro Conference (www.mjmicro.com) is a next-level investor forum for publicly traded cannabis companies and, as of last week, has sold out for Presenting Companies. MjMicro, set to take place on June 25, 2019, at the Westin Grand Central in New York City, promises to unite carefully vetted cannabis-related public entities with a full roster of potential investors.

The MjMicro Conference is an invitational networking forum exclusively created to enable best-in-class and emerging public companies in the cannabis industry to meet with high-net-worth investors, venture funds and family offices, helping drive private investment capital into public entities, promote trading liquidity, and increase media and analyst coverage.

Aaron Raub, Senior Equity Analyst for Tangiers Global, LLC, commented on the announcement, “We have a special interest in companies that are in the early stage of their growth curve with strong management teams and an accretive acquisition strategy. Based upon the company’s recent launch of their new cannabis micro-cap conference, and continued growth of their cannabis social networks worldwide, we feel that the company is positioning itself for success in the future. We are confident that our investment will help capitalize on opportunities as they arise and accelerate the execution of their overall business plan.”

About MjLink.com, Inc.

Social Life Network, a cloud-based social media and social network technology company based in Denver, Colorado, announced on September 25, 2018, the Company had spun its cannabis technology division out of the parent company and incorporated MjLink.com, Inc., a Delaware Corporation, as its wholly owned subsidiary. MjLink operates as a multinational cannabis technology and media organization with two separate social networks: WeedLife.com, a consumer-to-consumer network and MjLink.com, a business-to-business social network. On April 4th of this year, the president of MjLink, George Jage, announced the launch of a new division of the company that is focused on providing the industry with best-in-class Financial, B2B and B2C cannabis centric events that complement their global social networks.

For more information about Social Life Network and to download the MjLink Investor Deck, visit https://social-life-network.com

Disclaimer

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company's or MjLink's future financial results, revenues or stock price. There are no assurances that the Company will successfully take MjLink.com, Inc public. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations
IR@Social-Life-Network.com
855-933-3277